Registration No. 333-69165

Registration No. 333-81593

Registration No. 333-42340

Registration No. 333-58420

Registration No. 333-139284

Registration No. 333-169691

As filed with the Securities and Exchange Commission on May 29, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-69165

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-81593

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-42340

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-58420

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-139284

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-169691

UNDER

THE SECURITIES ACT OF 1933

BLUCORA, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1718107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10900 NE 8th St., Suite 800

Bellevue, Washington 98004

(Address, including zip code and telephone number, of principal executive offices)

BLUCORA, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN

BLUCORA, INC. 1996 FLEXIBLE STOCK INCENTIVE PLAN

(Full title of the plans)

Nathan W. Garnett

General Counsel and Secretary

Blucora, Inc.

10900 NE 8th St., Suite 800

Bellevue, Washington 98004

(425) 201-6100

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Andrew Bor

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in

Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

Blucora, Inc., a Delaware corporation (the “Registrant”), hereby files post-effective amendments to the registration statements listed below (the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) to reflect that no shares of the of the common stock of the Company, par value $0.0001 per share (the “Common Stock”), registered under the Registration Statements remain available for issuance under the Registration Statements on the date hereof.

•	Form S-8 Registration No. 333-69165, filed with the SEC on December 18, 1998, registering 450,000 shares of Common Stock issuable under the Blucora, Inc. 1998 Employee Stock Purchase Plan, 19,688 shares of Common Stock issuable under individual stock option letter agreements, and 2,998,521 shares of the Common Stock issuable under the Blucora, Inc. 1996 Flexible Stock Incentive Plan (the “1996 Plan”);

•	Form S-8 Registration No. 333-81593, filed with the SEC on June 25, 1999, registering 4,000,000 shares of Common Stock issuable under the 1996 Plan;

•	Form S-8 Registration No. 333-42340, filed with the SEC on July 27, 2000, registering 5,967,866 shares of Common Stock issuable under the 1996 Plan;

•	Form S-8 Registration No. 333-58420, filed with the SEC on April 6, 2001, registering 8,000,000 shares of Common Stock issuable under the 1996 Plan; and

•	Form S-8 Registration No. 333-139284, filed with the SEC on December 12, 2006, registering 5,000,000 shares of Common Stock issuable under the 1996 Plan.

The Registrant also hereby files a post-effective amendment to Registration No. 333-169691, filed with the SEC on September 30, 2010 with respect to 9,651,091 shares of Common Stock issuable under the 1996 Plan (the “2010 Registration Statement”) to deregister certain of the securities originally registered pursuant to the 2010 Registration Statement.

On May 28, 2015, the Registrant’s stockholders approved the Registrant’s 2015 Incentive Plan (the “2015 Plan”) and, in connection therewith, no further awards will be made under the 1996 Plan. The maximum number of shares of Common Stock reserved for issuance under the 2015 Plan includes shares available for issuance but not issued or subject to outstanding awards under the 1996 Plan as of May 28, 2015 (plus shares subject to awards under the 1996 Plan as of May 28, 2015 that subsequently cease to be subject to such awards, such as by expiration, cancellation or forfeiture of the awards). As of May 28, 2015, 1,252,940 shares remained available for issuance under the 1996 Plan that were not subject to outstanding awards under that plan. Accordingly, the Registrant hereby deregisters those 1,252,940 shares that have not been and will not be issued under the 1996 Plan, but which will instead be available for issuance under the 2015 Plan (the “Carryover Shares”). As of May 28, 2015, an aggregate of 6,009,138 shares remain subject to outstanding awards previously granted under the 1996 Plan. The 2010 Registration Statement and Registration Statement No. 333-198645 filed with the SEC on September 8, 2014 with respect to 1,804,432 shares of Common Stock issuable under the 1996 Plan (the “2014 Registration Statement”) will remain in effect to cover the potential issuances of shares pursuant to the terms of those outstanding awards. If any shares subject to those outstanding awards under the 1996 Plan subsequently become available for issuance under the 2015 Plan as a result of the forfeiture, cancellation or termination of such awards, the shares subject to such awards will become available for issuance under the 2015 Plan. One or more future post-effective amendments to the 2010 Registration Statement and the 2014 Registration Statement will be filed to deregister such shares under the 2010 Registration Statement and the 2014 Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the 2010 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission to register, among other shares, the Carryover Shares authorized for issuance pursuant to the 2015 Plan.

The share numbers for the Registration Statements and the 2010 Registration Statement are not adjusted to reflect any stock splits that occurred after filing of such registration statements. The Company’s corporate name was changed from InfoSpace, Inc. to Blucora, Inc. on June 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to registration statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on May 29, 2015.

BLUCORA INC.

By:	/s/ Nathan W. Garnett
Nathan W. Garnett

Note: No other person is required to sign these post-effective amendments to registration statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.